RESOLUTION
OF THE TRUSTEES OF
DGHM INVESTMENT TRUST

May 16, 2012

WHEREAS, the Trustees have considered the Trust being named as an insured under the Investment Company Blanket Bond (“Bond”), a joint fidelity bond, having an aggregate coverage of $3,000,000, issued by ICI Mutual Insurance Company against larceny, embezzlement, and such other types of losses as are included in standard fidelity bonds, covering the officers and the other employees of the Trust from time to time, and containing such provisions as may be required by the rules promulgated under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, the Trustees have reviewed the form of the Bond; and

WHEREAS, the administrator has notified the Trustees that the premium on such Bond for March 31, 2012 to March 31, 2013 would be $5,954;

NOW THEREFORE, BE IT RESOLVED, that the Trust be named as an insured as of March 31, 2012 under the Bond, a joint fidelity bond, having an aggregate coverage of $3,000,000, issued by ICI Mutual Insurance Company against larceny, embezzlement, and such other types of losses as are included in standard fidelity bonds, covering the officers and the other employees of the Trust from time to time, and containing such provisions as may be required by the rules promulgated under the 1940 Act; and

FURTHER RESOLVED, that it is the finding of the Board and a majority of the Trustees who are not “interested persons” of the Trust (“Independent Trustees”), voting separately, that the Bond is reasonable in form and amount, having given due consideration to all relevant factors, including but not limited to, the value of the aggregate assets of the funds to which any such covered person under Rule 17g-1 may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, the nature of the securities in the fund’s portfolios, the number of other parties named as insured parties under said Bond, and the nature and size of the business activities of such other parties; and

FURTHER RESOLVED, that the premium, $5,823 plus $131 tax, on such Bond to be allocated to each series of the Trust is approved by a majority of Independent Trustees, taking all relevant factors into consideration, including but not limited to, the number of other parties named as insured, the nature of the business activities of such other parties, the amount of the joint insured bond and the amount of the premium for such bond, the ratable allocation of the premium among all parties named as insureds, and the extent to which the share of the premium allocated to the  Trust is less than the premium the Trust would have had to pay if it had provided and maintained a single insured bond; and

FURTHER RESOLVED, that the proposed allocation agreement between the Trust and the other named insureds under the Bond is hereby approved and that the appropriate officers of the Trust are authorized and directed to execute said allocation agreement on behalf of the Trust; and

FURTHER RESOLVED, that the Treasurer, Assistant Treasurer, Secretary, and Assistant Secretary of the Trust shall be designated as the officers of the Trust who may make the filings and give the notices required by paragraph (g) of said Rule 17g-1 and Regulation S-T.

As Secretary, I hereby certify that the foregoing resolutions were adopted unanimously by the Board, including all Independent Trustees, at an in-person meeting as set forth above.

IN WITNESS WHEREOF, I have herunto set my hand this 19th day of June 2012.

                                    /s/ Karen Shupe
                                    Karen Shupe
                                    Secretary

Had the above referenced investment company not been named as insured under a joint insured bond, pursuant to section 17g-1(g)(1)(B)(iii), each of them would have provided and maintained a single insured bond in the amounts set forth below:

1. The World Funds, Inc.        $750,000
2. American Growth Fund       $225,000
4. World Funds Trust              $250,000
5. DGHM Investment Trust    $525,000

The premium that has been paid under the Bond covers the period from March 31, 2012 to March 31, 2013, for an aggregate coverage amount of $3,000,000. The premium that has been paid for the Trust under the Bond covers the Trust for the period from March 31, 2012  to March 31, 2013.